UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 16, 2025

BITMINE IMMERSION TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-56220 (Commission File Number)	84-3986354 (IRS Employer Identification No.)

10845 Griffith Peak Dr. #2

Las Vegas, NV 89135

(Address of principal executive office) (Zip Code)

(404) 816-8240

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On May 16, 2025, Bitmine Immersion Technologies, Inc. (the “Company”) entered into two agreements with KULR Technology Group, Inc., a Delaware corporation (the “Lessee”) relating to the lease of 3,000 ASIC miners owned by the Company.

Machine Lease Agreement

Under a Machine Lease Agreement (the “Lease”), the Company leased 3,000 ASIC miners to the Lessee for the period from May 16, 2025 to December 31, 2025 for total lease payments of $3,200,000, with $1,600,000 payable at the inception of the contract and the remainder payable through five monthly payments of $320,000 each. The first monthly payment is due July 15, 2025, and other four payments are due on the 15th day of the next four calendar months.

During the lease term, all bitcoin produced by the machines is payable to the Lessee, provided that if the Lessee fails to pay any monthly lease payment by the 20th day of the calendar month, the Company has the right to redirect bitcoin production from the miners to a wallet account of the Company until the lease payment has been satisfied, by valuing the bitcoin produced each day at the price of bitcoin at midnight Universal Time Coordinated (UTC) on that day. Under the Lease, the Company is responsible for any casualty loss of the miners, for insuring the miners against loss, for any repair or maintenance costs of the miners, for any hosting fees or electricity costs of the miners, and for any taxes assessed against the miners, including ad valorem property taxes. The Lessee is responsible for any mining pool fees charged by the mining pool in which the miners participate. The Company provided a down-time guarantee in the Lease, under which the Company is obligated to compensate the Lessee to the extent the operational down-time on any day exceeds one percent. The compensation payable by the Company is equal to the bitcoin that would have otherwise been mined by the Lessee on that day to the extent the down-time exceeds one percent, valued at the price of bitcoin at midnight UTC time on that day, less any rebates or credits received from the hosting firm of the miners that are passed through to the Lessee.

Consulting and Services Agreement

Under a Consulting and Services Agreement (the “Consulting Agreement”), the Company agreed to provide a variety of services to Lessee relating to both the miners that are subject to the Lease and with regard to bitcoin mining in general. The services provided in relation to the leased miners include: performing, or causing to be performed, all commercially reasonable and necessary services required for the leased miners to operate consistent with the performance guidelines or guarantee in the Lease; managing the relationship with hosting providers of the leased equipment, as well as other hosting providers of Lessee’s other bitcoin mining equipment; managing mining pool providers of the leased equipment, as well as other pool providers of Lessee’s other bitcoin mining equipment; coordinating on-site and off-site miner repairs as necessary; dashboard monitoring of miners (miner and network error troubleshooting); market analysis, including monitoring miner market pricing, advising on miner purchases/sales, etc.; shipping logistics importing purchased miners/exporting sold miners.

In addition, the Company agreed to provide the following treasury management services: advice on security and custody solutions; regulatory and compliance expertise based on Company’s experience, including GAAP revenue guidance and disclosure obligations; risk management and hedging strategies; techniques and strategies to maximize bitcoin exposure as a public company; customized treasury solutions; and proactive volatility management.

The Lessee agreed to pay the Company $800,000 of compensation under the Consulting Agreement, of which $400,000 is payable on or before May 16, 2025, and the remaining $400,000 is payable in five monthly payments of $80,000 each beginning on July 15, 2025, and continuing on the 15th day of the next four calendar months. The term of the Consulting Agreement is from May 16, 2025 to May 15, 2026. In the event the Consulting Agreement is terminated by the Company without cause or by the Lessee for cause, the Company is obligated to refund the unearned portion of any consulting fees that have been paid, but in no event more than 50% of the amount of consulting fees actually paid.

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Item 7.01 Regulation FD Disclosure.

On May 19, 2025, the Company issued a press release announcing the execution of the Lease and the Consulting Agreement, as well as the launch of its bitcoin treasury advisory practice. A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information under this Item 7.01, including Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits.

Item No.	Description

99.1	Press Release dated May 19, 2025

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Bitmine Immersion Technologies, Inc.

Dated: May 20, 2025	By:	/s/ Jonathan Bates
	Name:	Jonathan Bates
	Title:	Chief Executive Officer

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